EXHIBIT 10.12

MANAGEMENT AGREEMENT

This AGREEMENT made as of the 1st day of May, 2016 (the “Agreement”), is by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), TACTICAL DIVERSIFIED FUTURES FUND L.P., a New York limited partnership (the “Partnership”), ISAM (USA) LLC (“ISAM USA”), a limited liability company incorporated under the laws of Delaware, ISAM (Europe) LLP (“ISAM Europe”), a limited liability partnership incorporated under the laws of England and Wales and International Standard Asset Management (“ISAM” and together with ISAM USA and ISAM Europe and each separately, the “Advisor”), a company incorporated under the laws of the Cayman Islands. This Agreement shall be effective upon ISAM Europe becoming registered as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”) and a member of the National Futures Association (“NFA”).

W I T N E S S E T H :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving substantial capital appreciation; and

WHEREAS, the Limited Partnership Agreement dated as of December 3, 2002, as amended by that certain Amendment No. 1 dated as of May 31, 2009 and by that certain Amendment No. 2 dated as of August 8, 2014 and by that certain Amendment No. 3 dated as of December 30, 2015 (collectively, the “Partnership Agreement”), permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and

WHEREAS, each of ISAM USA and ISAM Europe is registered as a commodity trading advisor with the CFTC and a member of NFA; and

WHEREAS, CMF is registered as a commodity trading advisor and a commodity pool operator with the CFTC and is a member of the NFA; and

WHEREAS, ISAM is (i) the owner of the intellectual property underlying the Program (as defined below); (ii) responsible for the strategic development of the Program; and (iii) responsible for the oversight of ISAM Europe and ISAM USA in their implementation of the Program and carrying out the research function in relation to the Program; and

WHEREAS, ISAM USA and ISAM Europe implement the Program and carry out the research function in relation to the Program; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which ISAM USA and ISAM Europe will provide services as commodity trading advisors to the Partnership during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows.

1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF in commodity interests, including commodity futures contracts, options, spot and forward contracts (including exchange-cleared forward contracts) and over-the-counter foreign exchange (including currency spot and swap contracts) and exchange-cleared swap contracts. The Advisor may also engage in other swap transactions and other derivative transactions on behalf of the Partnership with the prior written approval of CMF. All such trading on behalf of the Partnership shall be in accordance with the trading strategies and trading policies set forth in Appendix A and Appendix B attached hereto, and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change, and pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets. CMF has selected the Advisor’s Systematic Trend Programme (the “Program”) to manage the Partnership’s assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the trading policies set forth in Appendix B without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not result in losses.

(b) CMF acknowledges receipt of the description of the Program, attached hereto as Appendix A. All trades made by the Advisor for the account of the Partnership, shall be cleared through such clearing broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the clearance or confirmation of transactions for the Partnership or for the negotiation of clearing rates charged therefor. The Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).

(c) The initial allocation of the Partnership’s assets to the Advisor shall be made to the Program, as described in Appendix A attached hereto. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would cause the description of the trading strategy or methods described in Appendix A to be materially inaccurate. Further, the Advisor has provided the Partnership with a current list of all commodity interests to be traded for the Partnership’s account, which is attached as Appendix C to this Agreement, and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval (“Permitted Contracts”). Notwithstanding any other provision in this Agreement, no warranty, assurance or undertaking is given by the Advisor as to the performance, returns, increase in or retention of value or profitability of the Partnership’s account or that the investment objectives of the Program shall be successfully achieved, whether in whole or in part. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly.

(d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), members, managers, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order. Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order.

(e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two business days’ prior notice to the Advisor of any reallocations or liquidations. CMF acknowledges and agrees that, in the event that CMF does not give the Advisor one business day’s prior notice in relation to reallocations or liquidations, the Advisor may not be able to implement the relevant reallocations or liquidations in the requested time frame.

(g) The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors (as described above) with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership.

(h) The Partnership is a Professional Client within the meaning of the FCA Rules and ISAM Europe provides its services hereunder on that basis. Nothing in this Agreement shall exclude or restrict any duty or liability to the Partnership which ISAM Europe may have under FSMA or FCA Rules. Although authorized and regulated by the FCA, ISAM Europe is entitled to and has opted out of the Financial Services Compensation Scheme (the “FSCS”). It is confirmed that in the event of ISAM Europe being wound up, no compensation is payable to the Partnership under the FSCS as the client is not an eligible claimant.

(i) ISAM Europe has in operation a written procedure in accordance with the FCA Rules for the effective consideration and proper handling of complaints from customers, and will provide a copy of the same to the Partnership on request. Any complaints should be referred to the Compliance Officer of ISAM Europe. The Partnership does not have a right of complaint to the Financial Services Ombudsman in respect of any action of ISAM Europe which is or is alleged to be in breach of the FCA Rules.

(j) Subject to Section 8(a)(iii), the Advisor may aggregate transactions in Permitted Contracts for the Partnership with its own account transactions and/or those of other customers. Subject to Section 8(a)(iii), the Advisor may also average the prices obtained so that all clients in the transaction pay or receive the same average price. Subject to Section 8(a)(iii), aggregation may on some occasions operate to the advantage of the Partnership and on other occasions to the disadvantage of the Partnership.

(k) The Advisor shall not hold cash or other assets of the Partnership.

(l) Subject to this Agreement, the Advisor may (i) arrange or effect transactions in Futures and/or Contracts for Differences (as defined for purposes of FSMA), debit the Partnership’s account with any sums required to pay or supplement any deposit or margin in support of any such transaction, and exercise its discretion in managing the Partnership’s account to settle or close outstanding obligations without reference to the Partnership or CMF. The Partnership and CMF acknowledge receipt of the Advisor’s risk disclosure with respect to the Program; and (ii) arrange or effect transactions in Permitted Contracts otherwise than through Recognised Investment Exchanges (as defined for the purposes of FSMA).

2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3. COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay ISAM USA (i) an incentive fee payable quarterly equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership (the “Incentive Fee”) and (ii) a monthly fee for professional management services equal to 1/12 of 1.5% (1.5% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last business day of each month by 1.5% and dividing the result thereof by 12) (the “Management Fee”).

(b) “Net Assets” shall have the meaning set forth in Section 7(d)(1) of the Partnership Agreement and, unless the Advisor consents in writing, without regard to further amendments thereto, provided that in determining the Net Assets on any date, no adjustment shall be made to reflect any distributions, redemptions, general partner’s fees, management fees or incentive fees accrued or payable as of the date of such determination.

(c) “New Trading Profits” shall mean the excess, if any, of Net Assets managed by the Advisor at the end of the calendar quarter over Net Assets managed by the Advisor at the end of the highest previous calendar quarter or Net Assets allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. No Incentive Fee shall be paid to the Advisor until the end of the first full calendar quarter of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full calendar quarter of such trading. Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(d) Quarterly Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly Incentive Fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly Management Fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e) The provisions of this Section 3 shall survive the termination of this Agreement.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees, shareholders, partners, manager(s) and members(s) may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors, employees, shareholders, partners, manager(s) and member(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c) It is acknowledged that the Advisor and/or its officers, employees, directors, shareholders, partners manager(s) and member(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of ISAM Systematic Trend, Class Q. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5. TERM. (a) This Agreement shall continue in effect until December 31, 2016 (the “Initial Termination Date”). If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may terminate this Agreement upon 5 days’ notice to the Advisor. At any time during the term of this Agreement, CMF may elect immediately to terminate this Agreement if (i) the Net Asset Value per unit shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 20% or more as of the end of a trading day from such Net Assets of the Partnership’s previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in Appendix B as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ix) if any of Alex Greyserman, Roy Sher or Darren Upton dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor; (x) ISAM USA’s or ISAM Europe’s registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority, is terminated or suspended; or (xi) CMF reasonably believes that the Advisor has or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b) The Advisor may terminate this Agreement by giving not less than 30 days’ written notice to CMF. The Advisor may immediately terminate this Agreement if (i) CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended or (ii) the Partnership merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent.

(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

6. EXCULPATION/INDEMNIFICATION. (a) Subject to Section 1(g) of this Agreement, the Advisor shall not be liable to the Partnership or CMF under the terms of this Agreement for any act or failure to act taken or omitted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Partnership if such act or failure to act did not constitute negligence, bad faith, recklessness, intentional misconduct, a material breach of any representations or warranties made by the Advisor in this Agreement, or in the case of each of ISAM USA or ISAM Europe, a breach of its fiduciary obligations to the Partnership as a commodity trading advisor.

(b) (i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor, was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (b)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other reasonable legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, a material breach of any representations or warranties made by the Advisor in this Agreement or, in the case of each of ISAM USA or ISAM Europe, a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii) Without limiting subsection (b)(i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (b)(i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii) Any indemnification under subsection (b)(i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (b)(i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(v) As used in this Section 6(b), the term “Advisor” shall include the Advisor, its principals, shareholders, officers, directors, manager(s), member(s) partners and employees and the term “CMF” shall include the Partnership.

(c) (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the material breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (1) there has been a final judicial or regulatory determination, or a written opinion of an arbitrator pursuant to Section 15 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (2) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, manager(s), member(s) or employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.

(d) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(e) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(f) The Advisor shall not be responsible for any loss or damage suffered by the Partnership or CMF due to any failure to fulfil its duties hereunder if such loss, damage or failure shall be caused by or directly or indirectly due to war damage, enemy action, terrorist attack, the act of any government or other competent authority, riot, civil commotion, rebellion, storm, tempest, pandemic, fire, disabling strike, power failure or suspension of dealing on relevant exchanges or other cause whether similar or not beyond the control of the Advisor.

(g) Notwithstanding anything to the contrary contained herein, no party hereto shall, under any circumstances whatsoever, be liable for any special, punitive, incidental, indirect or consequential damages including loss of profits, whether or not such damage was reasonably foreseeable and whether arising in contract, tort or otherwise.

(h) The provisions of this Section 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) The Advisor represents and warrants that:

(i) All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF by authorized persons of the Advisor, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading. All references to the Advisor and its principals, if any, in the Partnership’s Private Placement Offering Memorandum and Disclosure Document, as amended and/or supplemented from time to time (the “Memorandum”) or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments. Other than with respect to the information provided or reviewed by the Advisor for inclusion in the Memorandum, CMF and the Partnership acknowledge that the Advisor bears no responsibility for any potential liability arising from inadequacies related to the Memorandum or the sale of units in the Partnership.

(ii) The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein, and such tables have been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25. To the extent CMF requires delivery of the Advisor’s performance tables, such performance tables will have been examined by an independent certified public accountant and the report thereon will have been provided to CMF. Thereafter, the Advisor will have its performance tables so examined no less frequently than annually during the term of this Agreement.

(iii) Each of ISAM USA and ISAM Europe will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser. Each of ISAM USA and ISAM Europe is duly registered with the CFTC as a commodity trading advisor and is a member of the NFA. ISAM Europe is also authorized and regulated by the FCA in the conduct of its investment business. ISAM is exempt from registration as a commodity trading advisor pursuant to CFTC Rule 4.14(a)(10). The Advisor is also in compliance with any other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder. The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement.

(iv) It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. It has full power and authority (corporate or otherwise) to enter into and perform its obligations under this Agreement. The Advisor is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the Advisor’s ability to perform its obligations hereunder. Neither of ISAM USA or ISAM Europe will, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(v) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vi) At any time during the term of this Agreement that an offering memorandum or prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is materially accurate with respect to the information provided or reviewed by the Advisor.

(b) CMF represents and warrants for itself and the Partnership that:

(i) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iii) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(iv) CMF will not, by acting as the general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(v) CMF is registered as a commodity pool operator and is a member of NFA and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and it will maintain and renew such registrations and membership during the term of this Agreement.

(vi) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(vii) The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.

8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a) The Advisor agrees as follows:

(i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including, as applicable, rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii) The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, manager(s), member(s) or employees; regardless of whether such investigation, suit, action or proceeding also involves CMF. ISAM Europe and ISAM USA will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with an investigation of ISAM Europe’s or ISAM USA’s (as applicable) business activities.

(iii) In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other commodity trading account managed by the Advisor. The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any error as referred to in section 1(g) committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv) At least one of ISAM, ISAM USA or ISAM Europe will maintain a net worth of not less than $1,000,000 during the term of this Agreement.

(v) The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.

(vi) ISAM Europe agrees to establish a conflicts of interest policy in accordance with the FCA Rules in order to identify, monitor and manage actual and potential conflicts of interest, a copy of which is available on request by CMF or the Partnership.

(vii) In entering into transactions in Permitted Contracts on behalf of CMF, ISAM Europe will provide best execution and will provide CMF with details of its order execution policy upon request.

(b) CMF agrees for itself and the Partnership that:

(i) CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii) CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act. CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

9. CONFIDENTIALITY. (a) During the term and following the termination of this Agreement, each of the parties to this Agreement agrees to maintain in strict confidence the terms of this Agreement and any and all Confidential Information (as hereinafter defined) regarding the other parties which it obtains pursuant to or in connection with this Agreement or the relationship created hereby and agrees that it shall not disclose any such Confidential Information to any person unless required to do so by applicable laws or regulations, the request of any judicial, governmental or regulatory authority including, without limitation, the FCA or CFTC or valid legal process. Notwithstanding the foregoing, nothing in this Section 9 shall prevent the disclosure of Confidential Information by either party to its attorneys, accountants or other professional advisers in the proper performance of their duties; provided, in each case, that any such attorney, accountants or other professional advisers is subject to similar confidentiality obligations. Each of the Partnership and CMF acknowledges that the advisory services provided by the Advisor pursuant to this Agreement constitute proprietary information.

(b) As used herein the term “Confidential Information” shall mean and include, but not be limited to, each party’s respective proprietary or confidential market and/or computerized investment approaches, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, technical data, strategies and methodologies, business methods, trade secrets, internal marketing materials or memoranda, corporate policies, supervisory and risk control techniques and procedures, fee and compensation structures, trader trial programs, client lists and contact lists, knowledge of facilities and any books and records made available to any party and any other proprietary materials or information; provided, however, that the term Confidential Information shall not include any such information which is or has been made generally available to the public through means other than wrongful conduct by the party that has the obligation to keep such information confidential or its officers, employees or other personnel. Immediately upon the termination of this Agreement, each party hereto shall return all such Confidential Information to each party hereto, as applicable.

10. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

11. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

12. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

13. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic mail (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC

522 Fifth Avenue

New York, New York 10036

Attention: Patrick Egan

Email: Patrick.Egan@morganstanley.com

If to the Advisor:

International Standard Asset Management 802 West Bay Road

P.O. Box 30599

Grand Cayman, KY1-1203

Attention: Jessica Anderson

Email: cayman@isamfunds.com

ISAM (USA) LLC

5100 Town Centre Circle, Suite 430

Boca Raton, FL 33486

Attention: Alex Greyserman

Email: alex.greyserman@isam.com

ISAM (Europe) LLP

55 Baker Street

London, W1U 8EW

Attention: Neill Burger

Email: neill.burger@isam.com

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

16. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, except that certain persons not parties to this Agreement may have rights under Section 6 hereof.

17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

18 INTERPRETATION.

(a) In this Agreement the following words and expressions shall have the following meanings:

(i) “FCA” means the Financial Conduct Authority, of 25 North Colonnade, Canary Wharf, London E14 SHS, or any successor regulatory authority.

(ii) “FCA Rules” means FSMA and the FCA Handbook of Rules and Guidance as issued, amended or replaced by the FCA from time to time.

(iii) “FSMA” means the Financial Services and Markets Act 2000, as amended or replaced from time to time, together with secondary legislation under that Act other than the FCA Rules.

(b) References to statutory provisions or the FCA Rules shall include those provisions or FCA Rules as amended, extended, consolidated, substituted or re-enacted from time to time.

(c) Unless a term is otherwise defined in or pursuant to this or other Sections of this Agreement, terms defined in the FCA Rules shall bear the same meaning herein.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED. BEFORE YOU TRADE YOU SHOULD INQUIRE ABOUT ANY RULES RELEVANT TO YOUR PARTICULAR CONTEMPLATED TRANSACTIONS AND ASK THE FIRM WITH WHICH YOU INTEND TO TRADE FOR DETAILS ABOUT THE TYPES OF REDRESS AVAILABLE IN BOTH YOUR LOCAL AND OTHER RELEVANT JURISDICTIONS.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC		ISAM (USA) LLC

		By	/s/ Alex Greyserman
By	/s/ Patrick T. Egan	Alex Greyserman
	Patrick T. Egan	Director
President and Director

TACTICAL DIVERSIFIED FUTURES FUND L.P.		ISAM (Europe) LLP

		By	/s/ Roy Sher
By:	Ceres Managed Futures LLC	Roy Sher
	(General Partner)	Partner

By	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

INTERNATIONAL STANDARD ASSET MANAGEMENT

By	/s/ Stacey Kirkconnell
Stacey Kirkconnell
Director

APPENDIX A

Description of Program

ISAM Systematic Trend Program’s investment objective is to achieve growth in the value of its assets, providing absolute returns with low correlations to the stock and bond markets through the implementation of systematic trading models. The system trades in the global futures markets covering stock indices, interest rates, currency, energy commodities, precious and base metals and agricultural products and may also trade in over-the-counter foreign exchange contracts (including currency spot contracts) and exchange-cleared swap and forward contracts.

ISAM relies on the comprehensive quantitative analysis of historical data to develop trading strategies. These proprietary trading strategies are then implemented subject to strict risk management and controls. ISAM’s guiding principle is that a disciplined trading approach combined with a broad diversification over a large number of markets, instruments and investment strategies is likely to lead to superior investment results, while maintaining risk at a level comparable to that associated with traditional asset classes. The target volatility of the portfolio is 15-20% annualized.

The system’s investment strategy is to harness the performance of several systematic investment programs in a balanced portfolio, each program selected primarily for its methods of generating returns from global investments that are not highly correlated to the performance of traditional investment strategies such as the stock and bond markets. The goal remains to maximize diversification across various trading strategies and markets with the purpose of achieving capital appreciation objectives for investors while reducing overall portfolio volatility.

The system employs a systematic investment strategy that is designed to exploit statistical characteristics of these markets. The trading systems are quantitative and primarily directional in nature, meaning that all trading signals are generated by mathematical models designed by ISAM which identify and exploit market trends and other statistical historical patterns. The systems’ underlying trading algorithms sample prices in real time and measure price momentum and breakouts. In aggregate, the systems run more than 1,000 price samples each day spread across the various markets traded. The trading algorithms focus on capturing price trends and close out positions when trends significantly weaken and begin to reverse. The system calculates trend-signals and allocates larger positions when trend-signals are strong and lower positions when the trend-signals are weak. The system runs on a continuous basis 24 hours a day, automatically generating trades in response to market data, with each position assigned a pre-defined stop-loss. Asset allocations are based on a set of factors which include market and sector correlations, expected returns, market access costs and market liquidity. Sector allocations are designed to ensure that the risk exposure to each sector is normalized across the system’s portfolio.

The largest proportion of risk is allocated to trend following models, spread over a number of time-frames ranging from short to long term. Commodities markets receive a larger allocation of risk than that of a typical large commodity trading advisor. Proprietary risk models are used to monitor the performance of the portfolio. Trading models are designed to automatically scale positions based on a set of risk measures such as volatility or liquidity. The system uses an automated order management system which can monitor quantities of trades in real time such as

(i) reconciliation of price and quantities on fills against orders sent, (ii) profit and loss of the portfolio, strategies and individual positions, (iii) profit and loss by sector and industry, and (iv) dollar exposure by portfolio, strategy, sector, industry and individual positions. In pursuing its investment objective, the system, may invest in, trade, buy (on margin or otherwise), sell (including short sales), and otherwise acquire, hold, dispose of, and deal in futures and commodities interests of all types, including foreign exchange over the counter forward and spot contracts and futures contracts and may also seek to gain exposure through trading derivatives of any type including options, swaps and warrants, (provided these derivatives are exchange cleared) and other instruments referred to as futures, derivatives or forwards.

APPENDIX B

Trading Policies

1.

The Partnership will invest its assets only in commodity interests that the Advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions. Sufficient volume, in this context, refers to a level of liquidity that the Advisor believes will permit it to enter and exit trades without noticeably moving the market.

2.

The Advisor will not initiate additional positions in any commodity interest if these positions would result in aggregate positions requiring margin of more than 66  2⁄3% of the Partnership’s net assets allocated to the Advisor. To the extent the CFTC and/or exchanges have not otherwise established margin requirements with respect to particular contracts, (i) forward contracts in currencies will be deemed to have approximately the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange and (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.

3.

The Partnership may occasionally accept delivery of a commodity. Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position is fully hedged.

4.

The Partnership will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

5.

The Partnership will not utilize borrowings except short-term borrowings if the Partnership takes delivery of any cash commodities. Neither the deposit of margin with the commodity broker or swap dealer nor obtaining and drawing on a line of credit with respect to forward contracts or swaps shall constitute borrowing.

6.

From time to time, trading strategies such as spreads or straddles may be employed on behalf of the Partnership. “Spreads” or “straddles” include the simultaneous holding of contracts on the same commodity but with different delivery dates or markets. The trader of these contracts expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7.

The Partnership will not permit the churning of its brokerage accounts. The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

APPENDIX C

List of Contracts Traded

Market	Sector
Butter	Agriculturals
Canola / No. 1	Agriculturals
Cattle Live / Choice Average	Agriculturals
Cattle, Feeder / Average	Agriculturals
Cheese	Agriculturals
Cocoa #7	Agriculturals
Cocoa / Ivory Coast	Agriculturals
Coffee C Colombian	Agriculturals
Coffee Robusta	Agriculturals
Corn [XCBT]	Agriculturals
Corn, No. 3	Agriculturals
Cotton / 1-1/16	Agriculturals
Hogs Lean / Average Iowa/S Minn	Agriculturals
Lumber / Spruce-Pine Fir 2x4	Agriculturals
Milk, Class 3	Agriculturals
Oats / No. 2 White Heavy	Agriculturals
Orange Juice Frozen Concentrate	Agriculturals
Palm Oil, Crude	Agriculturals
Rapeseed	Agriculturals
Rough Rice	Agriculturals
Rubber #3	Agriculturals
Soybean Meal / 48% Protein	Agriculturals
Soybean Oil / Crude	Agriculturals
Soybeans / No. 1 Yellow	Agriculturals
Sugar #11/World Raw	Agriculturals
Sugar #5, White	Agriculturals
Wheat / No. 2 Hard Winter	Agriculturals
Wheat / No. 2 Soft Red	Agriculturals
Wheat, Milling	Agriculturals
Canadian Government Bond, 10-year	Bonds
Euro BOBL	Bonds
Euro Bund	Bonds
Euro BUXL	Bonds
Euro OAT	Bonds
Euro-BTP Italian Government Bond Future	Bonds
Euro-BTP Short Term Italian Government Bond Future	Bonds

Euro-Schatz	Bonds
Gilt Long	Bonds
Japanese Govt Bond (JGB) 10-Year	Bonds
Mid-Term Euro-OAT	Bonds
Treasury Bond U.S. Long Term Ultra	Bonds
Treasury Bonds U.S. 30-year	Bonds
Treasury Bonds, Australia, 10-year	Bonds
Treasury Bonds, Australia, 3-year	Bonds
Treasury Note U.S. 10-year	Bonds
Treasury Note U.S. 2-year	Bonds
Treasury Note U.S. 5-year	Bonds
AUD/CAD	Currencies
AUD/CHF	Currencies
AUD/JPY	Currencies
AUD/NZD	Currencies
AUD/SGD	Currencies
AUD/USD	Currencies
AUD/ZAR	Currencies
Australian Dollar / U.S. Dollar	Currencies
British Pound / U.S. Dollar	Currencies
CAD/CHF	Currencies
CAD/JPY	Currencies
CAD/MXN	Currencies
CAD/NOK	Currencies
Canadian Dollar / U.S. Dollar	Currencies
CHF/HUF	Currencies
CHF/JPY	Currencies
CHF/NOK	Currencies
CNH/JPY	Currencies
EUR/AUD	Currencies
EUR/CAD	Currencies
EUR/CHF	Currencies
EUR/CNH	Currencies
EUR/CZK	Currencies
EUR/GBP	Currencies
EUR/HUF	Currencies
EUR/ILS	Currencies
EUR/JPY	Currencies
EUR/MXN	Currencies
EUR/NOK	Currencies
EUR/NZD	Currencies

EUR/PLN	Currencies
EUR/SEK	Currencies
EUR/SGD	Currencies
EUR/TRY	Currencies
EUR/USD	Currencies
EUR/ZAR	Currencies
Euro / British Pound	Currencies
Euro / Japanese Yen	Currencies
Euro FX	Currencies
GBP/AUD	Currencies
GBP/CAD	Currencies
GBP/CHF	Currencies
GBP/HUF	Currencies
GBP/JPY	Currencies
GBP/MXN	Currencies
GBP/NOK	Currencies
GBP/NZD	Currencies
GBP/PLN	Currencies
GBP/SEK	Currencies
GBP/SGD	Currencies
GBP/TRY	Currencies
GBP/USD	Currencies
GBP/ZAR	Currencies
INR/USD Future	Currencies
Japanese Yen / U.S. Dollar	Currencies
Mexican Peso	Currencies
MXN/JPY	Currencies
New Zealand Dollar / U.S. Dollar	Currencies
NOK/SEK	Currencies
NZD/CAD	Currencies
NZD/CHF	Currencies
NZD/JPY	Currencies
NZD/SGD	Currencies
NZD/USD	Currencies
RUB/USD Future	Currencies
SGD/JPY	Currencies
Swiss Franc / U.S. Dollar	Currencies
TRY/JPY	Currencies
U.S. Dollar / Korean Won	Currencies
U.S. Dollar Index	Currencies
USD/CAD	Currencies

USD/CHF	Currencies
USD/CNH	Currencies
USD/CZK	Currencies
USD/HUF	Currencies
USD/ILS	Currencies
USD/JPY	Currencies
USD/MXN	Currencies
USD/SGD	Currencies
USD/THB	Currencies
USD/TRY	Currencies
USD/ZAR	Currencies
ZAR/JPY	Currencies
Chicago Ethanol	Energies
Crude Oil WTI / Global Spot	Energies
Crude Oil WTI / Global Spot (Far)	Energies
Crude Oil, Brent / Global Spot	Energies
Crude Oil, Brent / Global Spot (Far)	Energies
Ethanol	Energies
Gas-Oil-Petroleum	Energies
Gasoline	Energies
Heating Oil #2 / Fuel Oil	Energies
ICE ECX Emission	Energies
Kerosene	Energies
Natural Gas	Energies
Natural Gas (Summer)	Energies
Natural Gas (Winter)	Energies
Phelix Baseload Yearly	Energies
RBOB Gasoline	Energies
UK Natural Gas	Energies
Bolsa (Mexico)	Equities
CAC-40 Index	Equities
CBOE Volatility Index	Equities
CBOE Volatility Index (Far)	Equities
Deutscher Aktienindex (DAX)	Equities
Dow Jones Euro STOXX 50 Index	Equities
FTSE 100 Index	Equities
FTSE China A50	Equities
FTSE/JSE Top 40	Equities
FTSE/MIB Index	Equities
Hang Seng China Enterprises Index	Equities
Hang Seng Index	Equities

ISE 30 Futures	Equities
Kuala Lumpur Composite Index	Equities
MDAX	Equities
MSCI Indonesia	Equities
MSCI Singapore Index	Equities
MSCI Taiwan Index	Equities
NASDAQ 100 Index E-mini	Equities
OMX Index	Equities
Russell 2000 Index, Mini	Equities
S&P 400 MidCap Index, E-mini	Equities
S&P 500 Index E-mini	Equities
S&P CNX Nifty Index	Equities
S&P Financial Sector E-mini	Equities
S&P Health Sector E-mini	Equities
S&P Technology Sector E-mini	Equities
S&P Utilities Sector E-mini	Equities
SET 50 Index	Equities
Share Price Index 200	Equities
STOXX 600 Insurance	Equities
STOXX 600 Utilities	Equities
STOXX Europe 600 Banks	Equities
TecDAX Index	Equities
TOPIX Index	Equities
Toronto 60 Index	Equities
Vstoxx	Equities
Vstoxx (Far)	Equities
90 Day Bank Accepted Bills, AUS	Interest Rates
Euribor 3-month	Interest Rates
Eurodollar 3-month	Interest Rates
New Zealand 3 Month Bank Bill	Interest Rates
Aluminium	Metals
Copper	Metals
Copper High Grade / Scrap No. 2 Wire	Metals
Gold [XCEC]	Metals
Gold [XTKT]	Metals
Lead	Metals
Nickel	Metals
Palladium	Metals
Platinum [XNYM]	Metals
Silver	Metals
TSI Iron Ore Index	Metals
Zinc	Metals